Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2022 SECOND QUARTER RESULTS

Q2 Fiscal 2022 Revenues Reached $629 Million, Up 58% Compared to Q2 Fiscal 2021, Down 8% Compared to Q2 Fiscal 2020

More than Doubled Operating Margin Versus the Pre-Pandemic Levels to Reach 13.9%

Q2 Earnings Per Share Increased by Over 2.5x Compared to Pre-Pandemic Levels to Finish at $0.91

Raising Full-Year Outlook for Operating Margin to 10.0%; Increasing Long-Term Operating Margin Goal to 12% and Adjusted Earnings Per Share to $3.50 by Fiscal 2024

Increases Share Repurchase Authorization to $200 Million

LOS ANGELES, August 25, 2021 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended July 31, 2021.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our performance this quarter, which significantly exceeded our earnings expectations. Compared to the second quarter of fiscal 2020, the LLY period, we expanded operating margin by over 700 basis points to 13.9%. Our revenues for the quarter finished down 8% versus LLY. The entire decline was due to a timing shift of European wholesale shipments into the third quarter and the impact of permanent store closures. We achieved this result in spite of the pandemic and being significantly less promotional in all of our direct-to-consumer businesses. Our operating profit growth was strong, up 90% to LLY. This resulted in earnings per share of $0.91, versus $0.35 in the LLY period.”

Paul Marciano, Co-Founder and Chief Creative Officer, added, “During the quarter we made great progress on our brand elevation strategy. This is a very ambitious project that touches almost every aspect of our business. The work that our teams have put into this has been extraordinary, and I want to thank them for their great contributions to this key initiative for our Company and our future.”

Mr. Alberini concluded, “Based on our progress, we now expect to deliver our 10% operating margin goal in the current year and are raising our expectations to reach 12% by fiscal year 2024, which would yield a return on invested capital of over 30% and adjusted earnings per share of around $3.50. The Guess brand has significant white space for revenue growth, and we are confident in our ability to reach our $2.8 billion revenue target by fiscal 2024. We continue to prioritize returning value to our shareholders and announced today that our Board has approved an increase of our existing share buyback program to $200 million. Overall, I could not be more excited about our future.”

Adjusted Amounts
This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease modifications, (iii) certain professional service and legal fees and related (credits) costs, (iv) certain separation charges, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related income tax effects of the foregoing items, as well as the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, and (vii) certain discrete income tax adjustments, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.
Second Quarter Fiscal 2022 Results Compared to Second Quarter Fiscal 2020
For the second quarter of fiscal 2022, the Company recorded GAAP net earnings of $61.1 million, a 141.1% increase from $25.3 million for the second quarter of fiscal 2020. GAAP diluted EPS increased 160.0% to $0.91 for the second quarter of fiscal 2022, compared to $0.35 for the second quarter of fiscal 2020. The Company estimates a positive impact from its share buybacks of $0.11 and a minimal impact from currency on GAAP diluted EPS in the second quarter of fiscal 2022 when compared to the second quarter of fiscal 2020.
For the second quarter of fiscal 2022, the Company’s adjusted net earnings were $64.1 million, a 133.7% increase from $27.4 million for the second quarter of fiscal 2020. Adjusted diluted EPS increased 152.6% to $0.96, compared to $0.38 for the second quarter of fiscal 2020. The Company estimates its share buybacks had a positive impact of $0.13 and currency had a minimal impact on adjusted diluted EPS in the second quarter of fiscal 2022 when compared to the second quarter of fiscal 2020.
Net Revenue. Total net revenue for the second quarter of fiscal 2022 decreased 8.0% to $628.6 million, from $683.2 million in the second quarter of fiscal 2020. In constant currency, net revenue decreased by 10.8%.
Earnings from Operations. GAAP earnings from operations for the second quarter of fiscal 2022 increased 90.0% to $87.4 million (including $0.4 million net gains on lease modifications, $1.5 million in non-cash impairment charges taken on certain long-lived store related assets and a $0.3 million favorable currency translation impact), from $46.0 million (including $1.5 million in non-cash impairment charges taken on certain long-lived store related assets) in the second quarter of fiscal 2020. GAAP operating margin in the second quarter of fiscal 2022 increased 7.2% to 13.9%, from 6.7% in the second quarter of fiscal 2020, driven primarily by lower markdowns, lower occupancy costs and higher initial markups. The negative impact of currency on operating margin for the quarter was approximately 30 basis points.
For the second quarter of fiscal 2022, adjusted earnings from operations increased 84.9% to $88.6 million, from $47.9 million in the second quarter of fiscal 2020. Adjusted operating margin increased 7.1% to 14.1%, from 7.0% in the second quarter of fiscal 2020, driven primarily by lower markdowns, lower occupancy costs and higher initial markups.

Second Quarter Fiscal 2022 Results Compared to Second Quarter Fiscal 2021
For the second quarter of fiscal 2022, the Company recorded GAAP net earnings of $61.1 million, as compared to a GAAP net loss of $20.4 million for the second quarter of fiscal 2021. GAAP diluted EPS increased to $0.91 for the second quarter of fiscal 2022, compared to a GAAP diluted loss per share of $0.31 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks and currency of $0.03 and $0.01, respectively, on GAAP diluted EPS in the second quarter of fiscal 2022 when compared to the prior-year quarter.
For the second quarter of fiscal 2022, the Company’s adjusted net earnings were $64.1 million, as compared to the Company’s adjusted net loss of $0.6 million for the second quarter of fiscal 2021. Adjusted diluted EPS increased to $0.96, compared to adjusted diluted loss per share of $0.01 for the same prior-year quarter. The Company estimates its share buybacks had a positive impact of $0.03 and currency had a minimal impact on adjusted diluted EPS in the second quarter of fiscal 2022 when compared to the prior-year quarter.
Net Revenue. Total net revenue for the second quarter of fiscal 2022 increased 57.7% to $628.6 million, from $398.5 million in the same prior-year quarter. In constant currency, net revenue increased by 51.1%.
Earnings (Loss) from Operations. GAAP earnings from operations for the second quarter of fiscal 2022 increased to $87.4 million (including $0.4 million net gains on lease modifications, $1.5 million in non-cash impairment charges taken on certain long-lived store related assets and a $2.3 million favorable currency translation impact), from a GAAP loss from operations of $14.3 million (including $0.9 million net gains on lease modifications and $12.0 million in non-cash impairment charges taken on certain long-lived store related assets) in the same prior-year quarter. GAAP operating margin in the second quarter of fiscal 2022 increased 17.5% to 13.9%, from negative 3.6% in the same prior-year quarter, driven primarily by overall leveraging of expenses. The positive impact of currency on operating margin for the quarter was approximately 30 basis points.
For the second quarter of fiscal 2022, adjusted earnings from operations increased to $88.6 million, from an adjusted operating loss of $0.9 million in the same prior-year quarter. Adjusted operating margin increased 14.3% to 14.1%, from negative 0.2% in the same prior-year quarter, driven primarily by overall leveraging of expenses.
Six-Month Period Fiscal 2022 Results Compared to Six-Month Period Fiscal 2020
For the six months ended July 31, 2021, the Company recorded GAAP net earnings of $73.1 million, compared to $3.9 million for the six months ended August 3, 2019. GAAP diluted EPS was $1.10 for the six months ended July 31, 2021, compared to $0.05 for the six months ended August 3, 2019. The Company estimates a net positive impact from its share buybacks and its prior year convertible notes transaction of $0.16 and a negative currency impact of $0.06 on GAAP diluted EPS for the six months ended July 31, 2021 when compared to the six months ended August 3, 2019.
For the six months ended July 31, 2021, the Company recorded adjusted net earnings of $78.0 million, compared to $7.8 million for the six months ended August 3, 2019. Adjusted diluted EPS was $1.17, compared to $0.10 for the six months ended August 3, 2019. The Company estimates its share buybacks and its prior year convertible notes transaction had a net positive impact of $0.20 and currency had a negative impact of $0.06 on adjusted diluted EPS during the six months ended July 31, 2021 when compared to the six months ended August 3, 2019.
Net Revenue. Total net revenue for the first six months of fiscal 2022 decreased 5.8% to $1.15 billion, from $1.22 billion for the six months ended August 3, 2019. In constant currency, net revenue decreased by 8.3%.
Earnings from Operations. GAAP earnings from operations for the first six months of fiscal 2022 was $114.0 million (including $2.6 million net gains on lease modifications, $1.9 million in non-cash impairment charges taken on certain long-lived store related assets and a $1.9 million unfavorable currency translation impact), compared to $21.5 million (including $3.3 million in non-cash impairment charges taken on certain long-lived store related assets) for the six months ended August 3, 2019. GAAP operating margin for the first six months of fiscal 2022 increased 8.1% to 9.9%, from 1.8% for the six months ended August 3, 2019, driven primarily by lower occupancy costs, higher initial markups and lower markdowns. The negative impact of currency on operating margin for the first six months of fiscal 2020 was approximately 50 basis points.
For the six months ended July 31, 2021, adjusted earnings from operations was $114.5 million, compared to $25.5 million for the six months ended August 3, 2019. Adjusted operating margin improved 7.9% to 10.0% for the six months ended July 31, 2021, from 2.1% for the six months ended August 3, 2019, driven primarily by lower occupancy costs, higher initial markups and lower markdowns.
Six-Month Period Fiscal 2022 Results Compared to Six-Month Period Fiscal 2021
For the six months ended July 31, 2021, the Company recorded GAAP net earnings of $73.1 million, compared to GAAP net loss of $178.0 million for the six months ended August 1, 2020. GAAP diluted EPS was $1.10 for the six months ended July 31, 2021, compared to GAAP diluted loss per share of $2.72 during the same prior-year period. The Company estimates a net positive impact from its share buybacks and its prior year convertible notes transaction and currency of $0.05 and $0.10, respectively, on GAAP diluted EPS for the six months ended July 31, 2021 when compared to the same prior-year period.
For the six months ended July 31, 2021, the Company recorded adjusted net earnings of $78.0 million, compared to an adjusted net loss of $119.6 million for the six months ended August 1, 2020. Adjusted diluted EPS was $1.17, compared to adjusted loss per share of $1.83 during the same prior-year period. The Company estimates its share buybacks and its prior year convertible notes transaction and currency had a net positive impact of $0.05 and $0.09, respectively, on adjusted diluted EPS during the six months ended July 31, 2021 when compared to the same prior-year period.
Net Revenue. Total net revenue for the first six months of fiscal 2022 increased 74.4% to $1.15 billion, from $658.8 million in the same prior-year period. In constant currency, net revenue increased by 66.6%.
Earnings (Loss) from Operations. GAAP earnings from operations for the first six months of fiscal 2022 was $114.0 million (including $2.6 million net gains on lease modifications, $1.9 million in non-cash impairment charges taken on certain long-lived store related assets and a $1.6 million favorable currency translation impact), compared to GAAP loss from operations of $176.8 million (including $0.4 million net gains on lease modifications and $64.9 million in non-cash impairment charges taken on certain long-lived store related assets) in the same prior-year period. GAAP operating margin in fiscal 2022 increased 36.7% to 9.9%, from negative 26.8% in the same prior-year period, driven primarily by overall leveraging of expenses. The impact of currency on operating margin was minimal for the six months ended July 31, 2021.
For the six months ended July 31, 2021, adjusted earnings from operations was $114.5 million, compared to adjusted loss from operations of $109.5 million for the six months ended August 1, 2020. Adjusted operating margin improved 26.6% to 10.0% for the six months ended July 31, 2021, from negative 16.6% in the same prior-year period, driven primarily by overall leveraging of expenses.
Outlook
Given the current circumstances regarding the coronavirus (or “COVID-19”) crisis and its uncertain impact on our operations, we are not providing detailed guidance for the third quarter or the full fiscal year ending January 29, 2022. We expect revenues in the third quarter of fiscal 2022 to be slightly negative to flat versus the third quarter of fiscal 2020 as pandemic-related traffic declines are almost offset by continued momentum in our global e-commerce business and the favorable shift of European wholesale shipments from the second quarter into the third quarter.

For the full fiscal year 2022, assuming no additional COVID-related shutdowns past the second quarter, we expect revenues to be down mid-single digits versus fiscal 2020 and operating margin to reach approximately 10.0%. The expectations for the full year also assume a return to a normal cadence of product development for our European wholesale business. These comparisons are versus the pre-pandemic periods from two fiscal years prior in order to provide a more normalized comparison.
COVID-19 Second Quarter Business Update
The COVID-19 pandemic is continuing to impact the Company’s businesses. During the second quarter of fiscal 2022, the Company experienced lower net revenue compared to the second quarter of fiscal 2020 as it remained challenged by lower demand, capacity restrictions and temporary store closures. In light of the current environment, we continue to strategically manage expenses in order to protect profitability.
During the second quarter of fiscal 2022, the Company gradually reopened its stores that were closed at the end of the first quarter of fiscal 2022 due to COVID-19 restrictions. The overall impact resulted in stores being closed for approximately 5% of the total days during the second quarter of fiscal 2022, primarily in Europe and Canada. As of July 31, 2021, 100% of our stores were open.
Dividend
The Company’s Board of Directors has approved a quarterly cash dividend of $0.1125 per share on the Company’s common stock. The dividend will be payable on September 24, 2021 to shareholders of record as of the close of business on September 8, 2021.
Share Repurchase
The Company announced today that its Board of Directors has authorized a program to repurchase, from time-to-time and as market and business conditions warrant, up to $200 million of its common stock. The newly authorized $200 million program includes $48 million remaining under the Company's previously authorized $500 million repurchase program. Repurchases may be made on the open market or in privately negotiated transactions, pursuant to Rule 10b5-1 trading plans or other available means. There is no minimum or maximum number of shares to be repurchased under the program and the program may be discontinued at any time, without prior notice.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results, constant currency financial information, free cash flows and return on invested capital. For the three months and six months ended July 31, 2021, August 1, 2020 and August 3, 2019, the adjusted results exclude the impact of certain professional service and legal fees and related (credits) costs, certain separation charges, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax effects of the foregoing items, as well as the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, as well as certain discrete income tax adjustments, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided.
The Company also includes information regarding its return on invested capital (or “ROIC”) in this release. The Company defines ROIC as adjusted net operating profit after income taxes divided by two-year average invested capital. The Company believes ROIC is a useful financial measure for investors in evaluating how efficiently the Company deploys its capital. The Company’s method of calculating ROIC may differ from other companies’ methods and, therefore, might not be comparable.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on August 25, 2021 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 31, 2021, the Company directly operated 1,046 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 551 additional retail stores worldwide. As of July 31, 2021, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the

COVID-19 pandemic; statements concerning the Company’s future outlook including with respect to the third quarter and full year of fiscal 2022 as well as fiscal 2024; statements concerning the Company’s expectations, goals, future prospects, global cost reduction opportunities, longer-term operating margin, revenue, EPS and ROIC expectations, capital allocation plans, cash needs and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 pandemic, including business, financial, human capital, litigation and other impacts to the Company and its partners; our ability to successfully negotiate rent relief or other lease-related terms with our landlords; our ability to maintain adequate levels of liquidity; changes to estimates related to impairments, inventory and other reserves, including the impact of the CARES Act, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully implement or update information technology systems, including enhancing our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended
	July 31, 2021		August 1, 2020		August 3, 2019
	$	%	$	%	$	%

Product sales	$606,691	96.5%	$386,392	97.0%	$664,678	97.3%
Net royalties	21,933	3.5%	12,147	3.0%	18,542	2.7%
Net revenue	628,624	100.0%	398,539	100.0%	683,220	100.0%

Cost of product sales	334,538	53.2%	251,511	63.1%	417,554	61.1%

Gross profit	294,086	46.8%	147,028	36.9%	265,666	38.9%

Selling, general and administrative expenses	205,617	32.8%	150,293	37.7%	218,175	32.0%
Asset impairment charges	1,501	0.2%	11,969	3.0%	1,504	0.2%
Net gains on lease modifications	(420)	(0.1%)	(885)	(0.2%)	—	—%

Earnings (loss) from operations	87,388	13.9%	(14,349)	(3.6%)	45,987	6.7%

Other income (expense):
Interest expense	(6,009)	(1.0%)	(5,941)	(1.5%)	(4,951)	(0.7%)
Interest income	461	0.1%	436	0.1%	313	0.0%
Other income (expense), net	(1,001)	(0.1%)	5,548	1.4%	(6,355)	(0.9%)

Earnings (loss) before income tax expense	80,839	12.9%	(14,306)	(3.6%)	34,994	5.1%

Income tax expense	17,692	2.9%	6,386	1.6%	8,818	1.3%

Net earnings (loss)	63,147	10.0%	(20,692)	(5.2%)	26,176	3.8%

Net earnings (loss) attributable to noncontrolling interests	2,085	(0.3%)	(334)	(0.1%)	854	0.1%

Net earnings (loss) attributable to Guess?, Inc.	$61,062	9.7%	$(20,358)	(5.1%)	$25,322	3.7%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$0.94		$(0.31)		$0.36
Diluted	$0.91		$(0.31)		$0.35

Weighted average common shares outstanding attributable to common stockholders:
Basic	64,336		65,177		70,508
Diluted	66,074		65,177		71,356

Effective income tax rate	21.9%		(44.6)%		25.2%

Adjusted selling, general and administrative expenses[1]:	$205,508	32.7%	$147,937	37.1%	$217,770	31.9%

Adjusted earnings (loss) from operations[1]:	$88,578	14.1%	$(909)	(0.2%)	$47,896	7.0%

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$64,078	10.2%	$(639)	(0.2%)	$27,414	4.0%

Adjusted diluted earnings (loss) per common share attributable to common stockholders[1]:	$0.96		$(0.01)		$0.38

Adjusted effective income tax rate[1]:	22.0%		156.2%		28.2%
______________________________________________________________________
See page 22 for footnotes.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Six Months Ended
	July 31, 2021		August 1, 2020		August 3, 2019
	$	%	$	%	$	%

Product sales	$1,105,168	96.2%	$633,709	96.2%	$1,182,551	96.9%
Net royalties	43,458	3.8%	25,081	3.8%	37,360	3.1%
Net revenue	1,148,626	100.0%	658,790	100.0%	1,219,911	100.0%

Cost of product sales	642,982	56.0%	477,533	72.5%	772,296	63.3%

Gross profit	505,644	44.0%	181,257	27.5%	447,615	36.7%

Selling, general and administrative expenses	392,301	34.1%	293,581	44.5%	422,820	34.6%
Asset impairment charges	1,942	0.2%	64,941	9.9%	3,279	0.3%
Net gains on lease modifications	(2,565)	(0.2%)	(429)	(0.1%)	—	—%

Earnings (loss) from operations	113,966	9.9%	(176,836)	(26.8%)	21,516	1.8%

Other income (expense):
Interest expense	(11,935)	(1.0%)	(11,403)	(1.7%)	(6,210)	(0.5%)
Interest income	835	0.1%	1,046	0.2%	674	0.1%
Other expense, net	(3,702)	(0.4%)	(14,032)	(2.2%)	(4,284)	(0.4%)

Earnings (loss) before income tax expense (benefit)	99,164	8.6%	(201,225)	(30.5%)	11,696	1.0%

Income tax expense (benefit)	23,147	2.0%	(19,995)	(3.0%)	6,101	0.5%

Net earnings (loss)	76,017	6.6%	(181,230)	(27.5%)	5,595	0.5%

Net earnings (loss) attributable to noncontrolling interests	2,949	0.2%	(3,206)	(0.5%)	1,647	0.2%

Net earnings (loss) attributable to Guess?, Inc.	$73,068	6.4%	$(178,024)	(27.0%)	$3,948	0.3%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$1.13		$(2.72)		$0.05
Diluted	$1.10		$(2.72)		$0.05

Weighted average common shares outstanding attributable to common stockholders:
Basic	64,185		65,446		75,216
Diluted	65,933		65,446		76,155

Effective income tax rate	23.3%		9.9%		52.2%

Adjusted selling, general and administrative expenses[1]:	$391,114	34.0%	$290,762	44.1%	$422,143	34.6%

Adjusted earnings (loss) from operations[1]:	$114,530	10.0%	$(109,505)	(16.6%)	$25,472	2.1%

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$77,951	6.8%	$(119,552)	(18.1%)	$7,798	0.6%

Adjusted diluted earnings (loss) per common share attributable to common stockholders[1]:	$1.17		$(1.83)		$0.10

Adjusted effective income tax rate[1]:	23.2%		4.6%		48.4%
______________________________________________________________________
See page 22 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings (loss) from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense (benefit) follows:

	Three Months Ended
	July 31, 2021	August 1, 2020	August 3, 2019

Reported GAAP selling, general and administrative expenses	$205,617	$150,293	$218,175
Certain professional service and legal fees and related credits (costs)[2]	(109)	151	(405)
Separation charges[3]	—	(2,507)	—

Adjusted selling, general and administrative expenses[1]	$205,508	$147,937	$217,770

Reported GAAP earnings (loss) from operations	$87,388	$(14,349)	$45,987
Certain professional service and legal fees and related (credits) costs[2]	109	(151)	405
Separation charges[3]	—	2,507	—
Asset impairment charges[4]	1,501	11,969	1,504
Net gains on lease modifications[5]	(420)	(885)	—

Adjusted earnings (loss) from operations[1]	$88,578	$(909)	$47,896

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$61,062	$(20,358)	$25,322
Certain professional service and legal fees and related (credits) costs[2]	109	(151)	405
Separation charges[3]	—	2,507	—
Asset impairment charges[4]	1,501	11,969	1,504
Net gains on lease modifications[5]	(420)	(885)	—
Amortization of debt discount[6]	2,781	2,598	2,449
Discrete tax adjustments[7]	81	8,061	—
Income tax impact from adjustments[8]	(1,036)	(4,380)	(2,266)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	3,016	19,719	2,092

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]	$64,078	$(639)	$27,414

Reported GAAP income tax expense	$17,692	$6,386	$8,818
Discrete tax adjustments[7]	(81)	(8,061)	—
Income tax impact from adjustments[8]	1,036	4,380	2,266

Adjusted income tax expense[1]	$18,647	$2,705	$11,084

Adjusted effective income tax rate[1]	22.0%	156.2%	28.2%
______________________________________________________________________
See page 22 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results (Continued)
(dollars in thousands)

	Six Months Ended
	July 31, 2021	August 1, 2020	August 3, 2019

Reported GAAP selling, general and administrative expenses	$392,301	$293,581	$422,820
Certain professional service and legal fees and related credits (costs)[2]	(1,187)	(139)	(677)
Separation charges[3]	—	(2,680)	—

Adjusted selling, general and administrative expenses[1]	$391,114	$290,762	$422,143

Reported GAAP earnings (loss) from operations	$113,966	$(176,836)	$21,516
Certain professional service and legal fees and related (credits) costs[2]	1,187	139	677
Separation charges[3]	—	2,680	—
Asset impairment charges[4]	1,942	64,941	3,279
Net gains on lease modifications[5]	(2,565)	(429)	—

Adjusted earnings (loss) from operations[1]	$114,530	$(109,505)	$25,472

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$73,068	$(178,024)	$3,948
Certain professional service and legal fees and related (credits) costs[2]	1,187	139	677
Separation charges[3]	—	2,680	—
Asset impairment charges[4]	1,942	64,941	3,279
Net gains on lease modifications[5]	(2,565)	(429)	—
Amortization of debt discount[6]	5,562	5,197	2,662
Discrete tax adjustments[7]	228	170	—
Income tax impact from adjustments[8]	(1,471)	(14,226)	(2,768)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	4,883	58,472	3,850

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]	$77,951	$(119,552)	$7,798

Reported GAAP income tax expense (benefit)	$23,147	$(19,995)	$6,101
Discrete tax adjustments[7]	(228)	(170)	—
Income tax impact from adjustments[8]	1,471	14,226	2,768

Adjusted income tax expense (benefit)[1]	$24,390	$(5,939)	$8,869

Adjusted effective income tax rate[1]	23.2%	4.6%	48.4%
______________________________________________________________________
See page 22 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			% change
	July 31, 2021	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net revenue:
Americas Retail	$186,297	$110,065	$198,966	69%	(6%)
Americas Wholesale	49,858	20,285	41,902	146%	19%
Europe	322,723	205,851	340,509	57%	(5%)
Asia	47,813	50,191	83,301	(5%)	(43%)
Licensing	21,933	12,147	18,542	81%	18%
Total net revenue	$628,624	$398,539	$683,220	58%	(8%)

Earnings (loss) from operations:
Americas Retail	$37,916	$(4,704)	$5,957	(906%)	536%
Americas Wholesale	12,944	1,688	8,422	667%	54%
Europe	51,417	20,795	51,594	147%	(0%)
Asia	(4,847)	(3,367)	(4,800)	44%	1%
Licensing	20,154	11,511	15,547	75%	30%
Total segment earnings from operations	117,584	25,923	76,720	354%	53%

Corporate overhead	(29,115)	(29,188)	(29,229)	(0%)	(0%)
Asset impairment charges	(1,501)	(11,969)	(1,504)	(87%)	(0%)
Net gains on lease modifications	420	885	—	(53%)
Total earnings (loss) from operations	$87,388	$(14,349)	$45,987	(709%)	90%

Operating margins:
Americas Retail	20.4%	(4.3%)	3.0%
Americas Wholesale	26.0%	8.3%	20.1%
Europe	15.9%	10.1%	15.2%
Asia	(10.1%)	(6.7%)	(5.8%)
Licensing	91.9%	94.8%	83.8%

GAAP operating margin for total Company	13.9%	(3.6%)	6.7%
Certain professional service and legal fees and related (credits) costs[1,2]	0.0%	(0.0%)	0.1%
Separation charges[1,3]	0.1%	0.6%	—%
Asset impairment charges[1,4]	0.2%	3.0%	0.2%
Net gains on lease modifications[1,5]	(0.1%)	(0.2%)	—%
Adjusted operating margin for total Company[1]	14.1%	(0.2%)	7.0%
______________________________________________________________________
See page 22 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Six Months Ended			% change
	July 31, 2021	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net revenue:
Americas Retail	$341,832	$184,649	$375,389	85%	(9%)
Americas Wholesale	95,288	46,160	88,107	106%	8%
Europe	564,575	312,324	550,564	81%	3%
Asia	103,473	90,576	168,491	14%	(39%)
Licensing	43,458	25,081	37,360	73%	16%
Total net revenue	$1,148,626	$658,790	$1,219,911	74%	(6%)

Earnings (loss) from operations:
Americas Retail	$58,190	$(41,377)	$4,145	(241%)	1,304%
Americas Wholesale	24,499	3,312	16,236	640%	51%
Europe	55,615	(23,611)	35,267	(336%)	58%
Asia	(6,655)	(26,144)	(8,003)	(75%)	(17%)
Licensing	39,585	21,605	32,191	83%	23%
Total segment earnings (loss) from operations	171,234	(66,215)	79,836	(359%)	114%

Corporate overhead	(57,891)	(46,109)	(55,041)	26%	5%
Asset impairment charges	(1,942)	(64,941)	(3,279)	(97%)	(41%)
Net gains on lease modifications	2,565	429	—	498%
Total earnings (loss) from operations	$113,966	$(176,836)	$21,516	(164%)	430%

Operating margins:
Americas Retail	17.0%	(22.4%)	1.1%
Americas Wholesale	25.7%	7.2%	18.4%
Europe	9.9%	(7.6%)	6.4%
Asia	(6.4%)	(28.9%)	(4.7%)
Licensing	91.1%	86.1%	86.2%

GAAP operating margin for total Company	9.9%	(26.8%)	1.8%
Certain professional service and legal fees and related (credits) costs[1,2]	0.1%	0.0%	0.0%
Separation charges[1,3]	0.0%	0.4%	—%
Asset impairment charges[1,4]	0.2%	9.9%	0.3%
Net gains on lease modifications[1,5]	(0.2%)	(0.1%)	—%
Adjusted operating margin for total Company[1]	10.0%	(16.6%)	2.1%
______________________________________________________________________
See page 22 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	July 31, 2021			August 1, 2020	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$186,297	$(3,448)	$182,849	$110,065	69%	66%
Americas Wholesale	49,858	(1,722)	48,136	20,285	146%	137%
Europe	322,723	(18,375)	304,348	205,851	57%	48%
Asia	47,813	(2,690)	45,123	50,191	(5%)	(10%)
Licensing	21,933	—	21,933	12,147	81%	81%
Total net revenue	$628,624	$(26,235)	$602,389	$398,539	58%	51%

	July 31, 2021			August 3, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$186,297	$(937)	$185,360	$198,966	(6%)	(7%)
Americas Wholesale	49,858	25	49,883	41,902	19%	19%
Europe	322,723	(16,224)	306,499	340,509	(5%)	(10%)
Asia	47,813	(1,834)	45,979	83,301	(43%)	(45%)
Licensing	21,933	—	21,933	18,542	18%	18%
Total net revenue	$628,624	$(18,970)	$609,654	$683,220	(8%)	(11%)

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Six Months Ended
	July 31, 2021			August 1, 2020	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$341,832	$(5,437)	$336,395	$184,649	85%	82%
Americas Wholesale	95,288	(2,913)	92,375	46,160	106%	100%
Europe	564,575	(36,587)	527,988	312,324	81%	69%
Asia	103,473	(6,134)	97,339	90,576	14%	7%
Licensing	43,458	—	43,458	25,081	73%	73%
Total net revenue	$1,148,626	$(51,071)	$1,097,555	$658,790	74%	67%

	July 31, 2021			August 3, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$341,832	$(1,307)	$340,525	$375,389	(9%)	(9%)
Americas Wholesale	95,288	294	95,582	88,107	8%	8%
Europe	564,575	(25,745)	538,830	550,564	3%	(2%)
Asia	103,473	(3,078)	100,395	168,491	(39%)	(40%)
Licensing	43,458	—	43,458	37,360	16%	16%
Total net revenue	$1,148,626	$(29,836)	$1,118,790	$1,219,911	(6%)	(8%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	July 31, 2021	January 30, 2021	August 1, 2020	August 3, 2019

ASSETS

Cash and cash equivalents	$458,914	$469,110	$327,970	$131,060

Receivables, net	299,915	314,147	246,471	292,985

Inventories	430,289	389,144	419,427	484,236

Other current assets	74,771	60,123	80,069	59,226

Property and equipment, net	210,515	216,196	240,081	302,906

Restricted cash	230	235	228	519

Operating lease right-of-use assets	727,636	764,804	766,853	900,062

Other assets	254,631	252,109	229,630	231,210

Total assets	$2,456,901	$2,465,868	$2,310,729	$2,402,204

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$21,193	$38,710	$42,321	$32,554

Current operating lease liabilities	214,392	222,800	235,749	213,912

Other current liabilities	479,567	501,029	452,410	426,886

Long-term debt and finance lease obligations	79,924	68,554	66,069	35,512

Convertible senior notes, net	264,604	258,614	252,988	242,055

Long-term operating lease liabilities	623,040	662,657	659,118	747,791

Other long-term liabilities	138,084	144,004	143,225	125,915

Redeemable and nonredeemable noncontrolling interests	25,779	25,837	20,581	22,707

Guess?, Inc. stockholders’ equity	610,318	543,663	438,268	554,872

Total liabilities and stockholders’ equity	$2,456,901	$2,465,868	$2,310,729	$2,402,204

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	July 31, 2021	August 1, 2020	August 3, 2019

Net cash provided by (used in) operating activities	$42,976	$40,685	$(22,957)

Net cash used in investing activities	(20,806)	(11,970)	(33,868)

Net cash provided by (used in) financing activities	(26,639)	13,585	(18,549)

Effect of exchange rates on cash, cash equivalents and restricted cash	(5,732)	1,070	(4,042)

Net change in cash, cash equivalents and restricted cash	(10,201)	43,370	(79,416)

Cash, cash equivalents and restricted cash at the beginning of the year	469,345	284,828	210,995

Cash, cash equivalents and restricted cash at the end of the period	$459,144	$328,198	$131,579

Supplemental information:

Depreciation and amortization	$27,918	$32,250	$37,225

Total lease costs (excluding finance lease cost)	$138,364	$147,058	$180,307

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	July 31, 2021	August 1, 2020	August 3, 2019

Net cash provided by (used in) operating activities	$42,976	$40,685	$(22,957)

Less: Purchases of property and equipment	(21,601)	(10,099)	(34,551)

Less: Payments for property and equipment under finance leases	(2,911)	(1,859)	(1,202)

Free cash flow	$18,464	$28,727	$(58,710)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of July 31, 2021

United States	245	244	1	1	—	1
Canada	74	74	—	—	—	—
Central and South America	106	71	35	29	29	—

Total Americas	425	389	36	30	29	1

Europe and the Middle East	745	524	221	44	44	—
Asia and the Pacific	427	133	294	263	91	172

Total	1,597	1,046	551	337	164	173

	As of August 1, 2020

United States	259	257	2	1	—	1
Canada	79	79	—	—	—	—
Central and South America	110	72	38	27	27	—

Total Americas	448	408	40	28	27	1

Europe and the Middle East	742	515	227	38	38	—
Asia and the Pacific	432	161	271	303	115	188

Total	1,622	1,084	538	369	180	189

	As of August 3, 2019

United States	287	285	2	1	—	1
Canada	80	80	—	—	—	—
Central and South America	111	71	40	27	27	—

Total Americas	478	436	42	28	27	1

Europe and the Middle East	726	510	216	37	37	—
Asia and the Pacific	520	216	304	337	162	175

Total	1,724	1,162	562	402	226	176

Guess?, Inc. and Subsidiaries
Adjusted Earnings Per Share for the Fiscal Year
(in thousands)

	FY2020	FY2024E*,15

Reported GAAP net earnings attributable to Guess?, Inc.	$95,975
Certain professional service and legal fees and related (credits) costs[2]	(857)
Separation charges[3]	438
Asset impairment charges[4]	9,977
Amortization of debt discount[6]	7,558
Income tax impact from adjustments[8,9]	(8,055)
Total adjustments affecting net earnings attributable to Guess?, Inc.	9,061

Adjusted net earnings attributable to Guess?, Inc.[1]	$105,036

GAAP earnings per share	$1.33	$3.36
Certain professional service and legal fees and related (credits) costs[2]	(0.01)	—
Separation charges[3]	—	—
Asset impairment charges[4]	0.12	—
Amortization of debt discount[6]	0.08	0.14
Income tax impact from adjustments[8,9]	(0.07)	—

Adjusted earnings per share[1]	$1.45	$3.50
______________________________________________________________________
* Amounts represent estimates for future fiscal years.
See page 22 for footnotes

Guess?, Inc. and Subsidiaries
Return on Invested Capital for the Fiscal Year
(in thousands)

	FY2019	FY2020	FY2020 2-Year Average	FY2023E	FY2024E	FY2024E 2-Year Average

Total assets[10]	$1,649,205	$2,428,962	$2,039,084	$2,747,000	$2,953,000	$2,850,000
Less: Cash and cash equivalents	(210,460)	(284,613)	(247,537)	(634,000)	(806,000)	(720,000)
Less: Operating right-of-use assets[10]	—	(851,990)	(425,995)	(760,000)	(764,000)	(762,000)
Less: Accounts payable	(286,657)	(232,761)	(259,709)	(333,000)	(346,000)	(339,500)
Less: Accrued expenses	(252,392)	(204,096)	(228,244)	(208,000)	(209,000)	(208,500)
Add: Accrual for European Commission fine[11]	45,619	—	22,809	—	—	—
Average invested capital	$945,315	$855,502	$900,408	$812,000	$828,000	$820,000

			FY2020			FY2024E

Reported GAAP earnings from operations			$140,671			$335,000
Less: Certain professional service and legal fees and related (credits) costs[2]			(857)			—
Add: Asset impairment charges[4]			9,977			—
Add: Separation charges[3]			438			—
Adjusted earnings from operations[12]			$150,229			$335,000
Less: Asset impairments[4]			(9,977)			—
Less: Other income (expense), net			(2,529)			(1,400)
Less: Income tax expense[13]			(29,886)			(83,400)
Adjusted net operating profit after taxes[1]			$107,837			$250,200

Non-GAAP return on invested capital[14]			12%			31%
______________________________________________________________________
See page 22 for footnotes

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnotes:

1    The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, certain separation charges, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. A complete reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”
2    Amounts recorded represent certain professional service and legal fees and related (credits) costs, which the Company otherwise would not have incurred as part of its business operations.
3    Amounts represent certain separation-related charges due to headcount reduction in response to the pandemic and due to the separation of our former Chief Executive Officer.
4    Amounts represent asset impairment charges related primarily to impairment of operating lease right-of-use assets and property and equipment related to certain retail locations resulting from lower revenue and future cash flow projections from the ongoing effects of the COVID-19 pandemic and expected store closures.
5    Amounts recorded represent net gains on lease modifications related primarily to the early termination of certain lease agreements.
6    In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, is amortized as non-cash interest expense over the term of the Notes. Estimates of adjusted earnings per share for the full fiscal year 2024 exclude the amortization anticipated to be recorded in those years as such amounts are known. The Company has not assumed any potential share dilution related to the convert or related warrants.
7    Amounts represent discrete income tax adjustments related primarily to the impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks.
8    The income tax effect of certain professional service and legal fees and related (credits) costs, separation charges, asset impairment charges, net gains on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.
9    During fiscal year 2020, the Company recorded the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain tax positions.
10    During fiscal year 2020, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The adoption of the standard resulted in the recording of operating lease right-of-use assets and operating lease liabilities.
11    During fiscal year 2019, the Company recognized a charge of €39.8 million ($45.6 million) related to a fine by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company.
12    The adjusted earnings from operations for fiscal year 2020 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business.
13    Income taxes are calculated using the adjusted effective income tax rate for fiscal year 2020 of 21.7% and a projection of 25% for the fiscal 2024 effective income tax rate.
14    The Company defines return on invested capital (or "ROIC") as adjusted net operating profit after taxes divided by two-year average invested capital.
15    The Company is unable to predict future amounts for items excluded for non-GAAP for fiscal year 2024, with the exception of amounts related to the amortization of debt discount, as these expenditures and credits are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company's control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.